Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 8th day of March, 2007 (the “Commencement Date”), between Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), and Robert E. Hult (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term of this Agreement shall extend from the Commencement Date until September 15, 2009. The term of this Agreement shall be subject to termination as provided in Section 4 and may be referred to herein as the “Term.”

2. Position and Duties. During the Term, the Executive shall serve as the Senior Vice President, Chief Financial Officer and Treasurer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of those functions and operations of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) and the Chairman of the Audit Committee, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s base salary shall be redetermined annually by the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal bi-weekly installments.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash and equity incentive compensation as determined by the Compensation Committee from time to time on a similar basis as other management employees.

(c) Retention Bonus. The Executive shall also be eligible to receive cash retention bonuses if the Executive remains employed on a full-time basis with the Company for a certain period of time. If the Executive is employed on a full-time basis by the Company on September 15, 2008 (the “First Retention Date”), the Company agrees to pay Executive a cash payment of Fifty Thousand Dollars ($50,000) (the “First Retention Bonus”). If the Executive is employed on a full-time basis by the Company on September 15, 2009 (the “Second Retention

Date”), the Company agrees to pay Executive a cash payment of One Hundred Thousand Dollars ($100,000) (the “Second Retention Bonus”). The Company shall pay the Executive (i) the First Retention Bonus within 30 days of the First Retention Date; and (ii) the Second Retention Bonus within 30 days of the Second Retention Date.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e) Other Benefits. During the Term, the Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3(e) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

4. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the CEO or the Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Company for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Company’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) six months; or (ii) the remainder of the Term, and the Executive’s employment may be terminated by the Company at any time thereafter. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued, willful and deliberate non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (iv) a breach by the Executive of any of the provisions contained in Section 7 of this Agreement; (v) a violation by the Executive of the Company’s employment policies which has continued following written notice of such violation from the Board/the CEO, or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials. For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

(d) Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) or result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason, including retirement, upon 90 days’ written notice to the Company.

5. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”)

(b) Termination by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), then the Company shall, through the date of termination, pay the Executive his Accrued Benefit. In addition, subject to signing by the Executive of a general release of claims in a form and manner satisfactory to the Company,

(i) the Company shall continue to pay the Executive the Executive’s Base Salary for the period of one year from the date of termination (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal bi-weekly installments; and

(ii) upon the date of termination, the restricted stock granted to the Executive on February 20, 2006 (12,000 shares) shall fully vest and become nonforfeitable as of the date of termination; and

(iii) upon the date of termination, two-thirds of the Long-Term Incentive Plan restricted stock granted to the Executive on August 12, 2005 (5,000 shares) shall vest and become nonforfeitable as of the date of termination; and

(iv) upon the date of termination, two-thirds of the restricted stock granted to the Executive on August 12, 2005 (1,872 shares), reduced by the number of shares of restricted stock that vested prior to the date of termination, shall vest and become nonforfeitable as of the date of termination; and

(v) upon the date of termination, the Executive shall become entitled to exercise a certain number of shares of the Company’s common stock underlying the stock option granted to him on June 1, 2006. Said number shall be determined by multiplying 62,000 by a fraction, the numerator of which shall be the number of days the Executive was employed as a full-time employee from June 1, 2006 through the date of termination and the denominator of which shall be 1096.

(vi) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s date of termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 5(b)(vi).

(c) Termination by the Executive. If the Executive terminates his employment for any reason, including retirement, as provided in Section 4(e), then the Company shall, through the date of termination, pay the Executive his Accrued Benefit. In addition, if the Executive elects to retire, on or after September 15, 2007, and the Executive is willing to provide consulting services to the Company, that are commensurate with his current position and duties, such as attending investor relations conferences and participating in preparation of annual reports, at such time and frequencies as reasonably requested by the Company but not to exceed 400 hours per year (the “Consulting Services”),

(i) so long as the Executive continues to provide Consulting Services to the Company, the Company shall pay the Executive an annual amount equal to Fifty Percent (50%) of the Executive’s Base Salary from the date of termination through September 15, 2009 (the “Consulting Amount”) for Consulting Services actually rendered. The Consulting Amount shall be paid out in substantially equal bi-weekly installments; and

(ii) from the date of termination through September 15, 2009, so long as the Executive continues to provide Consulting Services to the Company, the restricted stock awards granted to the Executive on August 12, 2005 and February 20, 2006, respectively, shall continue to vest on the terms set forth in the relevant stock award agreements, in each case as if the Executive remained continuously employed by the Company from the date of termination through each applicable vesting date; and

(iii) subject to signing by the Executive of a general release of claims in a form and manner satisfactory to the Company, upon the date of termination, the Executive shall become entitled to exercise a certain number of shares of the Company’s common stock underlying the stock option granted to him on June 1, 2006. Said number shall be determined by multiplying 62,000 by a fraction, the numerator of which shall be the number of days the Executive was employed as a full-time employee from June 1, 2006 through the date of termination and the denominator of which shall be 1096.

If the Executive does not agree to provide Consulting Services to the Company, the Company has no obligation to the Executive other than payment of his Accrued Benefit.

6. Change in Control Agreement. The provisions of that certain Change in Control Agreement between the Company and the Executive, dated as of February 20, 2006 (the “Change in Control Agreement”) sets forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined in the Change in Control Agreement) of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. The provisions of the Change in Control Agreement shall apply in lieu of, and expressly supersede, the provisions of Section 5(b) and Section 5(c) regarding severance pay, consulting payments and benefits upon a termination of employment in connection with a Change in Control.

7. Confidential Information.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(d).

(e) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

9. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

11. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

12. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MERCURY COMPUTER SYSTEMS, INC.

By:	/s/ James R. Bertelli
Jay R. Bertelli
Chairman, President and Chief Executive Officer

EXECUTIVE

/s/ Robert E. Hult
Robert E. Hult

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